Exhibit 99

Stem Announces Second Quarter 2021 Financial Results

Revenue at high end of guidance
Company reaffirms 2021 financial guidance

SAN FRANCISCO, Calif. – August 11, 2021 – Stem, Inc. ("Stem" or the "Company") (NYSE:STEM), a global leader in artificial intelligence (AI)-driven clean energy storage services, announced today its financial results for the second quarter ended June 30, 2021.
Second Quarter 2021 Financial and Operating Highlights
Financial Highlights
•Revenues of $19.3 million, up from $4.4 million (+339%) in the same quarter last year
•Gross Margin (GAAP) of (1)% versus (40)% in the same quarter last year
•Non-GAAP Gross Margin of 11%, up from 5% in the same quarter last year
•Net Loss of $(100.2) million versus $(19.0) million in the same quarter last year
•Adjusted EBITDA of $(8.6) million vs $(7.5) million in the same quarter last year
•Ended the second quarter with $474 million in cash and zero debt

Operating Highlights
•12-month Pipeline of $1.7 billion, up from $1.4 billion (+21%) at end of the first quarter
•Contracted Backlog of $250 million, up from $221 million (+13%) at end of the first quarter
•Contracted Assets Under Management (AUM) of 1.2 gigawatt hours (GWh), up from 0.5 GWh in the same quarter last year

John Carrington, Chief Executive Officer of Stem, commented, “We are pleased to announce a solid second quarter of execution, building on our strong first-quarter results. Revenue was at the high end of our guidance range, which, coupled with our gross margin and operating expense performance, keeps us on track to meet our full-year revenue and Adjusted EBITDA targets. Our sales team continued to leverage our partner channel in multiple geographies increasing our contracted backlog to $250 million (13% sequential growth), providing us with increased visibility into 2022 revenue. As the first pure-play publicly traded smart energy storage company, our experience, industry-leading Athena® software platform, robust service offerings, and strong balance sheet will continue to differentiate Stem in this rapidly expanding market."

Key metrics
($ millions unless otherwise noted)
	Three Months Ended June 30,
	2021	2020
Financial metrics
Revenue	$19.3	$4.4
Gross Margin (GAAP)	$(0.1)	$(1.7)
Gross Margin (GAAP) (%)	(1)%	(40)%
Non-GAAP Gross Margin***	$2.1	$0.2
Non-GAAP Gross Margin (%)***	11%	5%
Net Loss (GAAP)	$(100.2)	$(19.0)
Adjusted EBITDA***	$(8.6)	$(7.5)
Key Operating metrics*
12 Month Pipeline ($ billions)	$1.7	**
Contracted Backlog	$250	**
Contracted AUM (GWh)	$1.2	0.5
* at period end
** not available
*** Non-GAAP financial measures. See the section below titled “Use of Non-GAAP Financial Measures“ for details and page 9 for reconciliations

Second Quarter 2021 Financial and Operating Results
Financial Results
Second quarter revenue increased 339% to $19.3 million, versus $4.4 million in the same quarter last year. Higher hardware revenue from Front of the Meter (“FTM”) partnership agreements drove most of the year-over-year increase, in addition to higher services revenue from host customer arrangements.

Gross Margin (GAAP) was $(0.1) million, or (1)% versus $(1.7) million, or (40)% in the same quarter last year. Non-GAAP Gross Margin was $2.1 million, or 11% versus $0.2 million, or 5% in the same quarter last year. The year-over-year increases in Gross Margin (GAAP) and Non-GAAP Gross Margin resulted from an increased mix of software service revenues and higher-margin hardware deliveries.

Net Loss increased to $(100.2) million versus $(19.0) million in the same quarter last year. This was primarily due to $76.4 million of non-cash charges recorded in the quarter from the revaluation of warrants tied to an increase in the value of the underlying stock, along with higher operating expenses.

Adjusted EBITDA was $(8.6) million compared to $(7.5) million in the same quarter last year. The lower Adjusted EBITDA results were primarily driven by higher operating expenses, due to increased personnel costs reflecting continued investment in our growth initiatives.

The Company ended the second quarter with $474 million in cash and no debt.

Operating Results
The Company's 12-month forward Pipeline was $1.7 billion as of June 30, 2021 representing significant year-over-year growth. The 21% increase in the 12-month pipeline from $1.4 billion at March 31 2021 is a result of increased FTM project opportunities and the seasonal nature of the pipeline.

Contracted Backlog increased 13% sequentially, from $221 million as of March 31, 2021 to $250 million as of June 30, 2021. The increase in Contracted Backlog resulted from strong bookings of $45 million tied to increased commercial activity. Bookings grew 18% year-over-year from $38 million in the quarter ended June 30, 2020.

Contracted AUM more than doubled year-over-year to 1.2 GWh, driven by increased commercial activity and the addition of the 345-megawatt hour ("MWh") Electrodes Holdings LLC portfolio. Contracted AUM increased sequentially by 9%, driven by new contracts and new systems that came in service.

The following table provides a summary of current backlog compared to prior quarter backlog:

$ millions
Period ending 1Q21	$221
Add: Bookings	45
Less: Revenue	19
Other	3
Period ending 2Q21	$250

Business Highlights
Since mid-June 2021, Stem has consistently dispatched more than 500 MWh daily in multiple markets across the United States and Canada in response to heat waves, increased grid interconnections from renewables and wildfires that have caused widespread stress on power grids. Stem’s demand response and grid services programs are designed to use virtual power plants powered by the Athena software platform to flatten electricity usage peaks and deliver power to the most constrained parts of the grid.

Stem has grown rapidly in ISO-New England since the system operator expanded market participation activities for Front-of-the-Meter ("FTM") storage in 2020. As of the end of June, Stem-directed facilities comprised 52% of Massachusetts and 19% of ISO-NE of the operational continuous storage systems active in the wholesale energy, ancillary services and forward capacity settlement markets, as reported by the system operator.

On June 25, 2021, Stem entered into an agreement to exchange 7.2 million private warrants for 4.7 million shares of common stock. The transaction closed on June 30, 2021. As of August 11, 2021, 12.8 million public warrants remain outstanding, which are redeemable by the Company beginning August 20, 2021.

On June 2, 2021, Stem announced that it had partnered with Ameresco, a leading cleantech integrator, whereby it will provide 15 MWh of battery storage for Holy Cross Energy, an electric cooperative in western Colorado. Stem and Ameresco plan to further collaborate to provide enhanced returns in electric cooperative markets and beyond. The Company is currently pursuing projects with cooperatives in 26 states and expects this end market to represent a significant component of its FTM business.

Outlook
The Company reaffirms its guidance of full-year 2021 revenue of $147 million and full-year 2021 Adjusted EBITDA of $(25) million. Consistent with prior guidance, the Company reaffirms that it expects to recognize 20-30% of total 2021 revenue in Q3, and 50-60% of total 2021 revenue in Q4.

The Company believes that it has contracted for sufficient supply chain commitments to meet its 2021 revenue goal and will continue to diversify its supply chain, adopt alternative technologies, and deploy its balance sheet to meet the significant growth in customer demand.

Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), we use the following non-GAAP financial measures: non-GAAP gross margin and Adjusted EBITDA. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. See “Reconciliations of non-GAAP Financial Measures” on page 9 of this release.

We use these non-GAAP financial measures for financial and operational decision making and as a means to evaluate our operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) are used by our institutional investors and the analyst community to help them analyze the health of our business.

We define Adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including the change in fair value of warrants and embedded derivatives.
We define non-GAAP gross margin as gross margin excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, and adjustments to reclassify data communication and cloud production expenses to operating expenses.

About Stem, Inc.
Stem Inc. (NYSE: STEM) provides solutions that address the challenges of today’s dynamic energy market. By combining advanced energy storage solutions with Athena®, a world-class AI-powered analytics platform, Stem enables customers and partners to optimize energy use by automatically switching between battery power, onsite generation and grid power. Stem’s solutions help enterprise customers benefit from a clean, adaptive energy infrastructure and achieve a wide variety of goals, including expense reduction, resilience, sustainability, environmental and corporate responsibility and innovation. Stem also offers full support for solar partners interested in adding storage to standalone, community or commercial solar projects – both behind and in front of the meter.

For more information, visit www.stem.com.

Notes
Stem will hold a conference call to discuss this earnings press release and business outlook on Wednesday, August 11, 2021 at 5:00 p.m. Eastern Time. The conference call may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing 877-705-6003, or for international callers, 201-493-6725 and referencing Stem. A replay of the webcast will be available shortly after the call on the Events & Presentations page in the Investor Relations section of the Company’s website and will remain available for approximately one month.

Forward-Looking Statements
This second-quarter 2021 earnings release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as the reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; the business strategies of Stem and those of its customers; the global commitment to decarbonization; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels and the impact of natural disasters and other events beyond our control, such as the COVID-19 pandemic and the Delta variant; and future results of operations. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon assumptions and estimates that, while considered reasonable by Stem and its management, depend upon inherently uncertain factors and risks that may cause actual results to differ materially from current expectations, including our inability to help reduce GHG emissions; our inability to seamlessly integrate and optimize energy resources; our inability to achieve our financial and performance targets and other forecasts and expectations; our inability to recognize the anticipated benefits of our recent business combination with Star Peak Energy Transition Corp. (“Star Peak”); our ability to grow and manage growth profitably; risks relating to the development and performance of our energy storage systems and software-enabled services; the risk that the global commitment to decarbonization may not materialize as we predict, or even if it does, that we might not be able to benefit therefrom; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our inability to secure sufficient inventory from our suppliers to meet customer demand, and provide us with contracted quantities of equipment; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; our inability to attract and retain qualified personnel; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties set forth in the section entitled “Risk Factors” in the registration statement on Form S-1 filed with the SEC on July 19, 2021, and our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Statements in this second-quarter 2021 press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
(847) 905-4400

Stem Media Contacts
Cory Ziskind, ICR
stemPR@icrinc.com
Source: Stem, Inc.

###

STEM, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except share and per share amounts)

	June 30, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$474,138	$6,942
Accounts receivable, net	17,833	13,572
Inventory, net	27,167	20,843
Other current assets (includes $206 and $123 due from related parties as of June 30, 2021 and December 31, 2020, respectively)	19,199	7,920
Total current assets	538,337	49,277
Energy storage systems, net	118,216	123,703
Contract origination costs, net	11,668	10,404
Goodwill	1,786	1,739
Intangible assets, net	12,387	12,087
Other noncurrent assets	15,945	8,640
Total assets	$698,339	$205,850
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$17,798	$13,749
Accrued liabilities	9,177	16,072
Accrued payroll	4,565	5,976
Notes payable, current portion	—	33,683
Convertible promissory notes (includes $— and $45,271 due to related parties as of June 30, 2021 and December 31, 2020, respectively)	—	67,590
Financing obligation, current	15,336	14,914
Deferred revenue, current	37,056	36,942
Other current liabilities (includes $880 and $399 due to related parties as of June 30, 2021 and December 31, 2020, respectively)	1,910	1,589
Total current liabilities	85,842	190,515
Deferred revenue, noncurrent	18,648	15,468
Asset retirement obligation	4,178	4,137
Notes payable, noncurrent	1,719	4,612
Financing obligation, noncurrent	74,496	73,128
Warrant liabilities	303,798	95,342
Lease liability, noncurrent	880	57
Total liabilities	489,561	383,259
Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of June 30, 2021 and December 31, 2020, respectively; 0 shares issued and outstanding as of June 30, 2021 and December 31, 2020	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 130,768,055 and 40,202,785 issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	13	4
Additional paid-in capital	799,918	230,620
Accumulated other comprehensive loss	(543)	(192)
Accumulated deficit	(590,610)	(407,841)
Total stockholders’ equity (deficit)	208,778	(177,409)
Total liabilities and stockholders’ equity (deficit)	$698,339	$205,850

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenue
Services revenue	$5,153	$3,670	$10,035	$7,062
Hardware revenue	14,184	709	24,723	1,427
Total revenue	19,337	4,379	34,758	8,489
Cost of revenue
Cost of service revenue	5,809	5,510	12,715	10,255
Cost of hardware revenue	13,655	614	22,286	1,365
Total cost of revenue	19,464	6,124	35,001	11,620
Gross margin	(127)	(1,745)	(243)	(3,131)
Operating expenses:
Sales and marketing	3,913	4,242	6,580	8,646
Research and development	4,827	3,619	9,234	7,032
General and administrative	15,014	2,404	17,706	5,383
Total operating expenses	23,754	10,265	33,520	21,061
Loss from operations	(23,881)	(12,010)	(33,763)	(24,192)
Other income (expense), net:
Interest expense	(3,929)	(5,192)	(10,162)	(9,561)
Loss on extinguishment of debt	(5,064)	—	(5,064)	—
Change in fair value of warrants and embedded derivative	(67,179)	(1,918)	(133,577)	(909)
Other income (expenses), net	(163)	139	(203)	(1,790)
Total other income (expense)	(76,335)	(6,971)	(149,006)	(12,260)
Loss before income taxes	(100,216)	(18,981)	(182,769)	(36,452)
Income tax expense	—	—	—	—
Net loss	$(100,216)	$(18,981)	$(182,769)	$(36,452)
Net loss per share attributable to common shareholders, basic and diluted	$(1.00)	$(0.48)	$(2.59)	$(1.14)
Weighted-average shares used in computing net loss per share, basic and diluted	100,611,965	39,801,379	70,684,750	40,209,877

STEM, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Six Months Ended June 30,
	2021	2020
OPERATING ACTIVITIES
Net loss	$(182,769)	$(36,452)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	10,315	7,918
Non-cash interest expense, including interest expenses associated with debt issuance costs	7,119	4,570
Stock-based compensation	1,784	932
Change in fair value of warrant liability and embedded derivative	133,577	909
Noncash lease expense	334	286
Accretion expense	112	160
Impairment of energy storage systems	1,275	947
Issuance of warrants for services	9,183	—
Changes in operating assets and liabilities:
Accounts receivable	(4,219)	2,212
Inventory	(6,323)	(6,340)
Other assets	(16,924)	(2,691)
Contract origination costs	(1,650)	(1,383)
Accounts payable and accrued expenses	3,292	412
Deferred revenue	3,294	12,308
Lease liabilities	(289)	(310)
Other liabilities	56	25
Net cash used in operating activities	(41,833)	(16,497)
INVESTING ACTIVITIES
Purchase of energy storage systems	(5,603)	(7,555)
Capital expenditures on internally-developed software	(2,693)	(2,628)
Purchase of property and equipment	(300)	—
Net cash used in investing activities	(8,596)	(10,183)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	2,933	54
Net contributions from Merger and PIPE financing, net of transaction costs of $58,061	550,322	—
Proceeds from financing obligations	4,929	8,391
Repayment of financing obligations	(4,609)	(4,267)
Proceeds from issuance of convertible notes, net of issuance costs of $8 and $911 for the six months ended June 30, 2021 and 2020, respectively	1,118	14,050
Proceeds from issuance of notes payable, net of issuance costs of $101 and $1,502 for the six months ended June 30, 2021 and 2020, respectively	3,940	23,498
Repayment of notes payable	(41,446)	(19,665)
Net cash provided by financing activities	517,187	22,061
Effect of exchange rate changes on cash and cash equivalents	438	(176)
Net increase (decrease) in cash and cash equivalents	467,196	(4,795)
Cash and cash equivalents, beginning of period	6,942	12,889
Cash and cash equivalents, end of period	$474,138	$8,094

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(unaudited)

The following table provides a reconciliation of net loss to Adjusted EBITDA:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net loss	$(100,216)	$(18,981)	$(182,769)	$(36,452)
Adjusted to exclude the following:
Depreciation and amortization	5,236	3,924	10,315	7,918
Interest expense	3,929	5,192	10,162	9,561
Loss on extinguishment of debt	5,064	—	5,064	—
Stock-based compensation	1,024	476	1,784	932
Vesting of warrants	9,184	—	9,184	—
Change in fair value of warrants and embedded derivative	67,179	1,918	133,577	909
Income tax expense	—	—	—	—
Adjusted EBITDA	$(8,600)	$(7,471)	$(12,683)	$(17,132)

Adjusted EBITDA as used in connection with the Company's 2021 outlook is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to reconcile Adjusted EBITDA to net loss, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in fair value of warrants expense for 2021. In addition, the Company may incur additional expenses that may affect Adjusted EBITDA, such as stock-based compensation expense and other items. The unavailable information could have a significant effect on the Company’s full year 2021 GAAP financial results.

The following table provides a reconciliation of gross margin (GAAP) to non-GAAP gross margin:

(in millions, unless otherwise noted)
	Three Months Ended June 30,
	2021	2020
Revenue	$19.3	$4.4
Cost of Goods Sold	$(19.4)	$(6.1)
Gross Margin (GAAP)	$(0.1)	$(1.7)
Gross Margin (GAAP) (%)	(1)%	(40)%

Adjustments to Gross Margin:
Amortization of Capitalized Software	$1.3	$0.9
Impairments of Storage Systems	$0.3	$1.1
Other Adjustments	$0.6	$(0.1)
Non-GAAP Gross Margin	$2.1	$0.2
Non-GAAP Gross Margin (%)	11%	5%
(1) Consists of certain operating expenses including communication and cloud service expenditures reclassified to cost of revenue.

Key Definitions

Item	Definition
12-Month Pipeline
Total value of uncontracted, potential hardware and software revenue from opportunities currently in process by Stem direct salesforce and channel partners which have a reasonable likelihood of contract execution within 12 months
•Market participation revenue is excluded from pipeline

Gross Pipeline
Total value of uncontracted, potential hardware and software revenue from opportunities currently in process by Stem direct salesforce and channel partners
a.Market participation revenue is excluded from pipeline

Bookings
Total value of executed customer agreements, as measured during a given period (e.g. quarterly booking or annual booking)
•Customer contracts are typically executed 6-12 months ahead of installation
•Booking amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Software revenue, which represents total nominal software contract value recognized ratably over the contract period,
3.Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as reflected on a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted AUM	Total MWh of systems in operation or under contract